Exhibit 5.1

Daniel J. Barsky

General Counsel and Corporate Secretary

Fluent, Inc.

300 Vesey Street, 9th Floor

New York, NY 10282

Tel: (646) 669-7272

August 10, 2022

Fluent, Inc.

300 Vesey Street, 9th Floor

New York, NY 10282

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of Fluent, Inc., a Delaware corporation (the “Company”) and, in such capacity, have acted as counsel for the Company in connection with the Company’s filing of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of 15,422,523 shares (the “Shares”) of common stock, par value $0.00005 per share (the “Common Stock”), of the Company, issuable under the Fluent, Inc. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) including (i) 10,000,000 shares of Common Stock issuable under the 2022 Plan, (ii) 909,251 shares of Common Stock reserved, but unissued under the Fluent, Inc. 2018 Stock Incentive Plan (the “Prior Plan”) that are now issuable under the 2022 Plan, (iii) 4,180,321 shares of Common Stock underlying outstanding awards granted under the Prior Plan, which if cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, would otherwise have been returned to the share reserve under the Prior Plan, but which instead will now be available for future grant under the 2022 Plan; and (v) 332,951 shares of Common Stock that were reserved for future issuance under the Prior Plan as a result of forfeited awards that are now issuable under the 2022 Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Act.  In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, documents, agreements, instruments and certificates of public officials and of officers of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies and the authenticity of the originals of such copies.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth herein is limited to the laws of the State of Delaware.  I do not express any opinion with respect to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, I am of the opinion that, upon the issuance and the delivery of the Shares in accordance with the terms of the Plan, and upon the Company’s receipt of the consideration therefor, as determined by the Board of Directors of the Company, and pursuant to the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Daniel J. Barsky
Daniel J. Barsky, Esq.
General Counsel and Corporate Secretary
Fluent, Inc.